Exhibit 7.1

Green Energy Live, Inc.
1740 44th Street, Suite 5-230
Wyoming, MI 49519

October 6, 2010

Rufus Decker
Accounting Branch Chief
U.S. Securities and Exchange Commission
100 F Street, N.E.
Mail Stop 4631
Washington, D.C. 20549

Re:          Item 4.02 Form 8-K
August 23, 2010
File No. 0-53216

Dear Mr. Decker:

By letter dated August 27, 2010, the staff (the “Staff,” “you,” or “your”) of the United States Securities & Exchange Commission (the “Commission”) provided Green Energy Live, Inc. (“Green Energy” or, the “Company,” “we,” “us,” or “our”) with its comments on the Company’s Current Report on Form 8-K (the “Current Report”) filed on August 23, 2010. We are in receipt of your letter and set forth below are the Company’s responses to the Staff’s comments.  For your convenience, the questions are listed below, followed by the Company’s response.

1. You indicate in your Form 8-K filed on August 23, 2010 that you intend to file your Form 10-Q for the period ended June 30, 2010 with restated audited December 31, 2009 financial statements and unaudited restatements of the quarter ended March 31, 2010.  You filed that Form 10-Q on August 23, 2010.  However, you still need to file an amended Form 10-K for the year ended December 31, 2009 and an amended Form 10-Q for the period ended March 31, 2010.  Please file these as soon as possible and tell us supplementally when you expect this to occur.  Please also file an amendment to your Form 8-K filed on August 23, 2010 to state that you will be amending your December 31, 2009 Form 10-K and March 31, 2010 Form 10-Q and disclose when you expect this to occur.

RESPONSE: The Company has amended the Current Report to acknowledge the need to amend the above referenced periodic reports and has indicated that the Company expects to file such amended periodic reports with the Commission on or before November 5, 2010.

2. We remind you that when you file your amended Forms 10-K and 10-Q you should appropriately address the following:

•	An explanatory paragraph in the reissued audit opinion included in the Form 10-K/A.

•	Full compliance with paragraphs ASC 250-10-45-23 and 250-10-50-7 through 10.

•	Fully update all affected portions of the document, including MD&A.

•	Updated disclosures under Item 9A(T) of your Form 10-K/A and Item 4T of your Form 10-Q/A should include the following:

1.	a discussion of the restatement and the facts and circumstances surrounding it,
2.	how the restatement impacted the CEO and CFO’s original conclusions regarding the effectiveness of their disclosure controls and procedures,
3.	changes to internal controls over financial reporting, and
4.
anticipated changes to disclosure controls and procedures and/or internal controls over financial reporting to prevent future misstatements of a similar nature.  Refer to Items 307 and 308T(b) of Regulation S-K.

•	include all updated certifications.

RESPONSE: The Company will adhere to the above SEC guidance when preparing the updated periodic reports.

Further, the Company acknowledges that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in their filings;

•	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	The Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very Truly Yours,

/s/ Karen Clark
Karen Clark
Chief Executive Officer

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